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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-141389) and related Prospectus of Equifax Inc. for the registration of 22,283,779 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2007, with respect to the consolidated financial statements and schedule of Equifax Inc., Equifax Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equifax Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 4, 2007

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Consent of Independent Registered Public Accounting Firm